EXHIBIT 10.1(f)

Terms of Aggregate Working Capital Commitments



A.   LIVE

LIVE shall arrange a working capital line for LHV from a group of commercial lenders in principal amount between $30,000,000 and $40,000,000 for a period of at least 12 months after the line becomes effective. The line will be generally available for LHV's business operations and borrowers thereunder will include LHV and substantial subsidiaries of LIVE and LHV. LIVE will be a guarantor of the New
LIVE Credit Facility. Covenants and security will generally parallel those in the LIVE Credit
Facility. The New LIVE Credit Facility will become effective prior to the expiration of the LIVE Credit
Facility.